Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Strong Third Quarter Operating Results

Reports Diluted Quarterly EPS of $0.30

Minneapolis, MN—November 3, 2011—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported strong operating results for the third quarter ended October 1, 2011. Operating income for the third quarter increased by 122% to $2.9 million from $1.3 million in the same period of the prior year. The increase in operating income for the quarter was driven primarily by higher revenues across both of the Company’s retail and recycling operating segments. Diluted earnings per share for the third quarter of 2011 increased 88% to $0.30 from $0.16 for the third quarter of 2010.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “I am pleased to report that our third quarter results were driven by a strong upturn in revenues in both our retail and recycling operations. Despite a retail appliance environment that remains highly competitive, our ApplianceSmart stores in three of our four markets achieved solid increases in sales, with the fourth market remaining steady. Indications are that our rebranding effort is connecting with consumers, while our refocused advertising plan has allowed us to reduce our overall advertising expense. Our recycling segment saw a significant increase in revenues and profitability in the third quarter, spurred by increased volumes generated through a major utility customer’s refrigerator replacement program. For this program, we remove and recycle energy-inefficient refrigerators and replace the units with new ENERGY STAR® models, which we purchase through our retail operation. All in all, we are pleased with our progress through the third quarter of 2011 and plan to continue our aggressive retail and recycling efforts during the remainder of the year.”

On November 2, 2011, the Company was notified by its Executive Vice President, Chief Financial Officer and Principal Accounting Officer, Peter Hausback, that Mr. Hausback is resigning and has accepted another position in a non-competing industry. The Company is beginning the search to find a replacement for Mr. Hausback. President Jack Cameron stated, “Peter has made significant contributions to ARCA over the past three-and-a-half years and we are grateful for the counsel and

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leadership he has provided. His skills, depth of knowledge, and innovative approaches to our operations will be missed by all of us at ARCA, and we wish him the very best in the future.”

Highlights of the third quarter of 2011 included:

•                  Continued strong revenues and profits generated by the recycling segment.

•                  Strong retail comparable store revenues, which increased 13.7% over the third quarter of 2010.

•                  Total revenue growth of 31.2% and a 122.2% increase in operating income over the same period of 2010.

•                  Diluted EPS growth of 87.5% to $0.30 for the third quarter compared to the third quarter of 2010.

•                  Pre-tax earnings growth of 148.7% to $2.7 million from $1.1 million in the third quarter of 2010.

•                  Announcement of the November 2011 opening of the 20th ApplianceSmart retail store, which will be located in the greater St. Cloud, Minn., area.

The following table summarizes the Company’s third quarter operating results (in millions, except per share amounts) for fiscal years 2011 and 2010:

	Third Quarter Ended			Nine Months Ended
	Oct. 1, 2011	Oct. 2, 2010	Change	Oct. 1, 2011	Oct. 2, 2010	Change
Revenues	$35.9	$27.3	31%	$98.7	$82.8	19%
Revenues — retail segment (1)	$19.2	$17.1	12%	$57.6	$57.5	0%
Revenues — recycling segment (1)	$16.7	$10.2	63%	$41.1	$25.3	62%
Gross profit	$10.1	$8.9	14%	$28.7	$25.6	12%
Gross profit — retail segment	$5.0	$5.1	(1)%	$15.9	$16.6	(4)%
Gross profit — recycling segment	$5.1	$3.8	34%	$12.8	$9.0	43%
Net income (2)	$1.8	$0.9	98%	$4.5	$1.7	161%
Diluted EPS (2)	$0.30	$0.16	88%	$0.77	$0.32	141%

(1)          Both the retail segment and recycling segment include a portion of byproduct revenues.

(2)          Represents net income and diluted earnings per share (EPS) attributable to controlling interest.

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Third Quarter Financial Overview

Total revenues for the third quarter of 2011 increased 31.2% to $35.9 million from $27.3 million in the third quarter of 2010. Comparable store revenues from ApplianceSmart stores operating during the third quarters of 2011 and 2010 increased 13.7%, and total retail revenues increased 11.8% to $18.7 million from $16.8 million in the third quarter of 2010. The increase in retail revenues was due primarily to higher sales in the Minnesota, Georgia, and Ohio markets; sales in the Texas market remained flat compared to the prior year.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 73.4% to $11.4 million in the third quarter of 2011 compared to revenues of $6.5 million in the third quarter of 2010. Appliance recycling fees decreased 5.8% to $5.6 million in the third quarter of 2011 compared to $6.0 million in the third quarter of 2010, due primarily to lower average per-unit recycling fees. Replacement program revenues of $5.8 million increased 880.7% or $5.3 million from revenues of $0.5 million in the third quarter of 2010, primarily as the result of higher volumes from a California utility customer’s refrigerator replacement program. The Company expected an increase in replacement program revenues in the third quarter of 2011 compared to the third quarter of 2010. The Company does not expect this trend to continue past the third quarter of 2011.

Byproduct revenues of $5.8 million increased 43.2% or $1.8 million in the third quarter of 2011 compared to $4.0 million in the third quarter of 2010. The increase in byproduct revenues was primarily the result of higher recycling volumes, carbon offset revenues and higher revenues generated at ARCA Advanced Processing, LLC (AAP). The Company recognized $0.2 million related to the sale of carbon offsets, which were created by the destruction of ozone-depleting refrigerants acquired through various recycling programs. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $3.0 million increased 34.5% or $0.7 million compared to revenues of $2.3 million in the third quarter of 2010. AAP recognized $0.1 million in carbon offset revenue during the third quarter of 2011. The remainder of the increase was related to the increased volume as compared to the same period of the prior year.

Overall gross profit as a percentage of total revenues declined to 28.1% for the third quarter of 2011 compared to 32.4% for the third quarter of 2010. The gross profit percentage for the retail segment was 26.2% in the third quarter of 2011 compared to 29.7% in the third quarter of 2010. The decline in the

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retail segment gross profit percentage was due primarily to a shift in sales mix and to a lesser extent price compression and higher product costs. In the third quarter of 2011, the Company sold a higher level of in-the-box product, which typically has lower profit margins, compared to the third quarter of 2010. The gross profit percentage for the recycling segment decreased to 30.4% for the third quarter of 2011 compared to 37.0% for the third quarter of 2010, primarily related to lower average per-unit recycling fees and higher fuel costs.

Selling expenses decreased $0.2 million to $4.6 million or 12.7% of total revenues in the third quarter of 2011 compared to $4.8 million or 17.5% of total revenues for the third quarter of 2010. The decrease in selling expenses was due primarily to lowering advertising expenses. General and administrative expenses for the third quarter of 2011 decreased $0.2 million to $2.6 million compared to general and administrative expenses of $2.8 million for the third quarter of 2010. The decrease was related primarily to lower overhead expenses in the retail processing centers as compared to the third quarter of 2010. As a percentage of total revenues, general and administrative expenses decreased to 7.3% for the third quarter of 2011 compared to 10.1% of total revenues for the third quarter of 2010 as a result of leveraging overhead with increased total revenues for the quarter.

The Company recorded a $1.0 million provision for income taxes for the third quarter of 2011 compared to a provision for income taxes of $0.2 million for the third quarter of 2010. The increase was the result of generating higher taxable income during the third quarter of 2011.

The Company reported net income attributable to controlling interest of $1.8 million or $0.30 per diluted share for the third quarter of 2011 compared to $0.9 million or $0.16 per diluted share for the third quarter of 2010. Net income attributable to controlling interest included a net loss of $50,000 from AAP, which represents 50% of AAP’s net loss of $100,000 for the third quarter of 2011. The net loss generated by AAP was primarily the result of one-time expenses in the third quarter related to its grand opening press event , repair expenses on the hammermill shredder, and start-up costs associated with installing the UNTHA Recycling Technology (URT) materials recovery system.

Nine Months Ended October 1, 2011 Financial Overview

Total revenues for the nine months ended October 1, 2011 increased 19.1% to $98.7 million from $82.8 million for the nine months ended October 2, 2010. Comparable store revenues from ApplianceSmart stores operating during the nine months ended October 1, 2011 and October 2, 2010

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increased 0.3%, and total retail revenues decreased 0.3% to $56.4 million from $56.5 million for the nine months ended October 2, 2010.

Recycling revenues increased 55.6% to $26.7 million for the nine months ended October 1, 2011 compared to revenues of $17.2 million for the nine months ended October 2, 2010. Appliance recycling fees decreased 2.0% to $14.2 million for the nine months ended October 1, 2011 compared to $14.5 million for the nine months ended October 2, 2010, due primarily to lower average per-unit recycling fees. For the nine months ended October 1, 2011, recycling volumes were up 14.8% and average per-unit recycling fees were down 14.4% compared to the nine months ended October 2, 2010. Replacement program revenues of $12.5 million increased 365.7% or $9.8 million from revenues of $2.7 million for the nine months ended October 2, 2010, primarily as the result of higher volumes from a California utility customer’s refrigerator replacement program. The Company does not expect this trend to continue past the third quarter of 2011.

Byproduct revenues of $15.6 million increased 70.8% or $6.5 million for the nine months ended October 1, 2011 compared to $9.1 million for the nine months ended October 2, 2010. The increase in byproduct revenues was primarily the result of higher recycling volumes, carbon offset revenues and higher revenues generated at AAP. For the nine months ended October 1, 2011, the Company recognized $0.7 million in carbon offset revenues, of which $0.1 million was generated at AAP. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $8.3 million increased 71.4% or $3.5 million compared to revenues of $4.8 million for the nine months ended October 2, 2010. The remainder of the increase at AAP was related to the increased volume as compared to the same period of the prior year.

Overall gross profit as a percentage of total revenues declined to 29.1% for the nine months ended October 1, 2011 compared to 30.9% for the nine months ended October 2, 2010. Gross profit for the retail segment was 27.6% for the nine months ended October 1, 2011 compared to 28.8% for the nine months ended October 2, 2010. Gross profit for the recycling segment decreased to 31.3% for the nine months ended October 1, 2011 compared to 35.5% for the nine months ended October 2, 2010, primarily related to lower average per-unit recycling fees and higher fuel costs.

Selling expenses decreased $1.1 million to $14.0 million or 14.2% of total revenues for the nine months ended October 1, 2011 compared to $15.1 million or 18.2% of total revenues for the nine months ended October 2, 2010. The decrease in selling expenses was due primarily to a combination of

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lower retail store operating expenses and reduced advertising expenses. General and administrative expenses for the nine months ended October 1, 2011 increased $0.3 million to $8.0 million compared to general and administrative expenses of $7.7 million for the nine months ended October 2, 2010. The increase was related primarily to the impact of restoring employee compensation reductions as compared to the same period in 2010. As a percentage of total revenues, general and administrative expenses decreased to 8.1% for the nine months ended October 1, 2011 compared to 9.3% of total revenues for the nine months ended October 2, 2010.

The Company recorded a $1.3 million provision for income taxes for the nine months ended October 1, 2011 compared to $0.4 million for the nine months ended October 2, 2010. As a result of generating taxable income for the nine months ended October 1, 2011, the Company recorded a provision for income taxes of $2.2 million at an effective tax rate of 38.5%. The provision for income taxes was partially offset by recording a $0.9 million discrete item or $0.16 per diluted share related to the reversal of a portion of the Company’s deferred tax asset valuation allowance during the second quarter of 2011.

The Company reported net income attributable to controlling interest of $4.5 million or $0.77 per diluted share for the nine months ended October 1, 2011 compared to $1.7 million or $0.32 per diluted share for the nine months ended October 2, 2010. Net income attributable to controlling interest included net income of $61,000 from AAP, which represents 50% of AAP’s net income of $122,000 for the nine months ended October 1, 2011.

Liquidity

Cash and cash equivalents as of October 1, 2011 were $4.7 million compared to $3.1 million as of January 1, 2011. As of October 1, 2011, the Company had $5.4 million of available borrowings under its revolving line of credit. Working capital increased to $10.0 million as of October 1, 2011 compared to $1.3 million as of January 1, 2011. The improvement in working capital was related primarily to three factors: 1) paying off several of AAP’s short-term loans with the $4.75 million in proceeds from three Susquehanna Bank term loans, which mature over ten years, 2) a higher level of accounts receivable from the increased volume of a California utility customer’s replacement program and 3) cash generated from operations as a result of the overall improvement in operating results for the nine months ended October 1, 2011.

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Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc will host a conference call Tuesday, November 8, 2011, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-771-6781. A replay of the conference call will be available on the Company’s website at www.ARCAInc.com.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for more than 175 utilities in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.ApplianceSmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of November 2011, ApplianceSmart was operating 19 stores: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market;  four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas. ApplianceSmart plans to open its 20th store in November 2011 in the St. Cloud, Minn. Market.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Revenues:
Retail	$18,745	$16,771	$56,349	$56,508
Recycling	11,350	6,544	26,700	17,159
Byproduct	5,762	4,023	15,625	9,148
Total revenues	35,857	27,338	98,674	82,815

Costs of revenues	25,766	18,477	69,947	57,250
Gross profit	10,091	8,861	28,727	25,565
Selling, general and administrative expenses	7,163	7,543	22,018	22,790
Operating income	2,928	1,318	6,709	2,775

Other income (expense):
Interest expense, net	(278)	(245)	(880)	(742)
Other income (expense), net	56	15	(18)	5
Income before income taxes and noncontrolling interest	2,706	1,088	5,811	2,038
Provision for income taxes	1,000	166	1,292	395
Net income	1,706	922	4,519	1,643
Net (income) loss attributable to noncontrolling interest	50	(37)	(61)	63
Net income attributable to controlling interest	$1,756	$885	$4,458	$1,706

Income per common share:
Basic	$0.32	$0.16	$0.81	$0.33
Diluted	$0.30	$0.16	$0.77	$0.32

Weighted average common shares outstanding:
Basic	5,493	5,493	5,493	5,191
Diluted	5,821	5,686	5,809	5,400

Net income	$1,706	$922	$4,519	$1,643
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(225)	67	(140)	38
Total other comprehensive income (loss), net of tax	(225)	67	(140)	38
Comprehensive income	1,481	989	4,379	1,681
Comprehensive loss (income) attributable to noncontrolling interest	50	(37)	(61)	63
Comprehensive income attributable to controlling interest	$1,531	$952	$4,318	$1,744

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	October 1, 2011	January1, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,700	$3,065
Accounts receivable, net of allowance of $28 and $44, respectively	8,243	5,030
Inventories, net of reserves of $66 and $286, respectively	19,033	16,593
Other current assets	1,258	519
Deferred tax assets	641	—
Total current assets	33,875	25,207
Property and equipment, net	12,612	11,747
Restricted cash	—	701
Goodwill	1,120	1,120
Other assets	1,288	1,060
Deferred income taxes	304	29
Total assets (a)	$49,199	$39,864

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,788	$4,468
Checks issued in excess of bank balance	—	42
Accrued expenses	5,709	4,771
Line of credit	8,835	10,139
Current maturities of long-term obligations	1,082	4,396
Income taxes payable	1,505	60
Total current liabilities	23,919	23,876

Long-term obligations, less current maturities	7,411	2,501
Deferred gain, net of current portion	974	1,340
Total liabilities (a)	32,304	27,717

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares at both periods	20,109	19,740
Accumulated deficit	(4,800)	(9,258)
Accumulated other comprehensive loss	(414)	(274)
Total shareholders’ equity	14,895	10,208
Noncontrolling interest	2,000	1,939
	16,895	12,147
Total liabilities and shareholders’ equity	$49,199	$39,864

(a) Assets of AAP, the consolidated variable interest entity (VIE), that can only be used to settle obligations of the consolidated VIE were $11,537 and $10,207 and liabilities of the consolidated VIE for which creditors do not have recourse to the general credit of the Company were $2,201 and $3,774 as of October 1, 2011 and January 1, 2011, respectively.

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